EXHIBIT 99.1

FOR IMMEDIATE RELEASE

STURM, RUGER & COMPANY, INC. REPORTS THIRD QUARTER

DILUTED EARNINGS OF 53¢ PER SHARE AND

DECLARES DIVIDEND OF 21¢ PER SHARE

SOUTHPORT, CONNECTICUT, October 31, 2017--Sturm, Ruger & Company, Inc. (NYSE-RGR) announced today that for the third quarter of 2017 the Company reported net sales of $104.8 million and diluted earnings of 53¢ per share, compared with net sales of $161.4 million and diluted earnings of $1.03 per share in the third quarter of 2016.

For the nine months ended September 30, 2017, net sales were $404.0 million and diluted earnings were $2.32 per share. For the corresponding period in 2016, net sales were $502.5 million and diluted earnings were $3.48 per share.

The Company also announced today that its Board of Directors declared a dividend of 21¢ per share for the third quarter for stockholders of record as of November 15, 2017, payable on November 30, 2017. This dividend varies every quarter because the Company pays a percentage of earnings rather than a fixed amount per share. This dividend is approximately 40% of net income.

Chief Executive Officer Christopher J. Killoy made the following observations related to the Company’s 2017 third quarter performance:

•	In the third quarter of 2017, net sales decreased 35% and earnings per share decreased 50% from the third quarter of 2016. The decrease in earnings is attributable to the sales decline and the unfavorable de-leveraging of fixed manufacturing costs due to the decline in production volumes.

•	Sales of new products, including the Mark IV pistols, the LCP II pistol, and the Precision Rifle, represented $118.8 million or 30% of firearm sales in the first nine months of 2017. New product sales include only major new products that were introduced in the past two years.

•	The estimated unit sell-through of the Company’s products from the independent distributors to retailers decreased 25% and 16% in three and nine months ended September 30, 2017 from the comparable prior year periods. For the same periods, the National Instant Criminal Background Check System background checks (as adjusted by the National Shooting Sports Foundation) decreased 16% and 10%. The decrease in estimated sell-through of the Company’s products from the independent distributors to retailers is attributable to:
•	Decreased overall consumer demand in 2017 due to stronger-than-normal demand during most of 2016, likely bolstered by the political campaigns for the November 2016 elections,
•	Reduced purchasing by retailers in an effort to lower their inventories and generate cash,
•	Aggressive price discounting and lucrative consumer rebates offered by many of our competitors, and
•	Increased industry manufacturing capacity, which exacerbates the above factors.

•	Cash generated from operations during the first nine months of 2017 was $59 million. At September 30, 2017, our cash totaled $45 million. Our current ratio is 2.8 to 1 and we have no debt.

•	In the first nine months of 2017, capital expenditures totaled $13 million. We expect our 2017 capital expenditures to total approximately $30 million.

•	In the first nine months of 2017, the Company returned $85 million to its shareholders through:

▪	the payment of $20 million of dividends, and
▪	the repurchase of 1.3 million shares of common stock in the open market at an average price of $49.10 per share, for a total of $65 million.

•	At September 30, 2017, stockholders’ equity was $223 million, which equates to a book value of $12.77 per share, of which $2.60 per share is cash.

Today, the Company filed its Quarterly Report on Form 10-Q. The financial statements included in this Quarterly Report on Form 10-Q are attached to this press release.

Tomorrow, November 1, 2017, Sturm, Ruger will host a webcast at 9:00 a.m. ET to discuss the third quarter operating results. Interested parties can access the webcast at Ruger.com/corporate or by dialing 855-871-7398, participant code 99533519.

The Quarterly Report on Form 10-Q is available on the SEC website at www.sec.gov and the Ruger website at Ruger.com/corporate. Investors are urged to read the complete Quarterly Report on Form 10-Q to ensure that they have adequate information to make informed investment judgments.

About Sturm, Ruger & Co., Inc.

Sturm, Ruger & Co., Inc. is one of the nation's leading manufacturers of rugged, reliable firearms for the commercial sporting market. As a full-line manufacturer of American-made firearms, Ruger offers consumers over 400 variations of more than 30 product lines. For more than 60 years, Ruger has been a model of corporate and community responsibility. Our motto, “Arms Makers for Responsible Citizens®,” echoes the importance of these principles as we work hard to deliver quality and innovative firearms.

The Company may, from time to time, make forward-looking statements and projections concerning future expectations. Such statements are based on current expectations and are subject to certain qualifying risks and uncertainties, such as market demand, sales levels of firearms, anticipated castings sales and earnings, the need for external financing for operations or capital expenditures, the results of pending litigation against the Company, the impact of future firearms control and environmental legislation, and accounting estimates, any one or more of which could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publish revised forward-looking statements to reflect events or circumstances after the date such forward-looking statements are made or to reflect the occurrence of subsequent unanticipated events.

STURM, RUGER & COMPANY, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	September 30, 2017	December 31, 2016

Assets

Current Assets
Cash	$45,359	$87,126
Trade receivables, net	53,154	69,442

Gross inventories	99,919	99,417
Less LIFO reserve	(44,716)	(42,542)
Less excess and obsolescence reserve	(3,034)	(2,340)
Net inventories	52,169	54,535

Prepaid expenses and other current assets	2,602	3,660
Total Current Assets	153,284	214,763

Property, plant and equipment	344,626	331,639
Less allowances for depreciation	(252,984)	(227,398)
Net property, plant and equipment	91,642	104,241

Deferred income taxes	—	334
Other assets	32,602	27,541
Total Assets	$277,528	$346,879

STURM, RUGER & COMPANY, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (Continued)

(Dollars in thousands, except per share data)

	September 30, 2017	December 31, 2016

Liabilities and Stockholders’ Equity

Current Liabilities
Trade accounts payable and accrued expenses	$30,841	$48,493
Product liability	1,170	1,733
Employee compensation and benefits	14,693	25,467
Workers’ compensation	5,047	5,200
Income taxes payable	2,578	—
Total Current Liabilities	54,329	80,893

Product liability	100	86
Deferred income taxes	591	—

Contingent liabilities	—	—

Stockholders’ Equity
Common Stock, non-voting, par value $1:
Authorized shares 50,000; none issued	—	—
Common Stock, par value $1:
Authorized shares – 40,000,000 2017 – 24,091,834 issued, 17,426,436 outstanding 2016 – 24,034,201 issued, 18,688,511 outstanding	24,092	24,034
Additional paid-in capital	27,318	27,211
Retained earnings	314,693	293,400
Less: Treasury stock – at cost 2017 – 6,665,398 shares 2016 – 5,345,690 shares	(143,595)	(78,745)
Total Stockholders’ Equity	222,508	265,900
Total Liabilities and Stockholders’ Equity	$277,528	$346,879

STURM, RUGER & COMPANY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (UNAUDITED)

(Dollars in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30, 2017	October 1, 2016	September 30, 2017	October 1, 2016

Net firearms sales	$103,658	$160,058	$400,533	$497,889
Net castings sales	1,159	1,369	3,493	4,591
Total net sales	104,817	161,427	404,026	502,480

Cost of products sold	74,603	111,176	283,113	336,422

Gross profit	30,214	50,251	120,913	166,058

Operating expenses:
Selling	10,606	13,378	36,650	41,261
General and administrative	6,291	6,805	21,779	22,045
Total operating expenses	16,897	20,183	58,429	63,306

Operating income	13,317	30,068	62,484	102,752

Other income:
Interest expense, net	(30)	(32)	(96)	(102)
Other income, net	154	418	935	917
Total other income, net	124	386	839	815

Income before income taxes	13,441	30,454	63,323	103,567

Income taxes	4,071	10,604	21,530	36,925

Net income and comprehensive income	$9,370	$19,850	$41,793	$66,642

Basic earnings per share	$0.53	$1.05	$2.34	$3.51

Diluted earnings per share	$0.53	$1.03	$2.32	$3.48

Cash dividends per share	$0.23	$0.49	$1.15	$1.32

STURM, RUGER & COMPANY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(Dollars in thousands)

	Nine Months Ended
	September 30, 2017	October 1, 2016

Operating Activities
Net income	$41,793	$66,642
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	26,026	25,263
Slow moving inventory valuation adjustment	694	630
Stock-based compensation	2,647	2,213
Loss on sale of assets	31	50
Deferred income taxes	925	2,520
Changes in operating assets and liabilities:
Trade receivables	16,288	1,398
Inventories	1,672	(7,105)
Trade accounts payable and accrued expenses	(17,805)	9,762
Employee compensation and benefits	(11,028)	(2,667)
Product liability	(549)	806
Prepaid expenses, other assets and other liabilities	(4,259)	(5,340)
Income taxes payable and prepaid income taxes	2,578	(8,781)
Cash provided by operating activities	59,013	85,391

Investing Activities
Property, plant and equipment additions	(13,205)	(23,049)
Proceeds from sale of assets	3	7
Cash used for investing activities	(13,202)	(23,042)

Financing Activities
Tax benefit from exercise of stock options and vesting of RSU’s	—	8,826
Remittance of taxes withheld from employees related to share-based compensation	(2,482)	(14,001)
Repurchase of common stock	(64,850)	—
Dividends paid	(20,246)	(25,036)
Cash used for financing activities	(87,578)	(30,211)

(Decrease) Increase in cash and cash equivalents	(41,767)	32,138

Cash and cash equivalents at beginning of period	87,126	69,225

Cash and cash equivalents at end of period	$45,359	$101,363

Non-GAAP Financial Measure

In an effort to provide investors with additional information regarding its financial results, the Company refers to various United States generally accepted accounting principles (“GAAP”) financial measures and one non-GAAP financial measure, EBITDA, which management believes provides useful information to investors. This non-GAAP financial measure may not be comparable to similarly titled financial measures being disclosed by other companies. In addition, the Company believes that the non-GAAP financial measure should be considered in addition to, and not in lieu of, GAAP financial measures. The Company believes that EBITDA is useful to understanding its operating results and the ongoing performance of its underlying business, as EBITDA provides information on the Company’s ability to meet its capital expenditure and working capital requirements, and is also an indicator of profitability. The Company believes that this reporting provides better transparency and comparability to its operating results. The Company uses both GAAP and non-GAAP financial measures to evaluate the Company’s financial performance.

EBITDA is defined as earnings before interest, taxes, and depreciation and amortization. The Company calculates its EBITDA by adding the amount of interest expense, income tax expense, and depreciation and amortization expenses that have been deducted from net income back into net income, and subtracting the amount of interest income that was included in net income from net income.

Non-GAAP Reconciliation – EBITDA

EBITDA

(Unaudited, dollars in thousands)

	Three Months Ended		Nine Months Ended
	September 30, 2017	October 1, 2016	September 30, 2017	October 1, 2016

Net income	$9,370	$19,850	$41,793	$66,642

Income tax expense	4,071	10,604	21,530	36,925
Depreciation and amortization expense	7,373	8,567	26,026	25,263
Interest expense, net	30	32	96	102
EBITDA	$20,844	$39,053	$89,445	$128,932